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EXHIBIT 5

April 30, 2002


Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario
Canada  M5J 2G2

RE:      Registration Statement on Form S-8

Gentlemen/Ladies:

We have acted as counsel to Generex Biotechnology Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to an offering of up to 4,000,000 shares of the Company's Common Stock of the par value $.001 (the "Shares") upon the exercise of options granted under the Company's 2001 Stock Option Plan (the "Plan")

We are familiar with the Registration Statement and the Plan. We have reviewed the Company's Certificate of Incorporation and By-laws, each as amended to date. We also have examined such public and private corporate documents, certificates, instruments and corporate records, and have examined such matters of law, as we have deemed necessary for the purpose of expressing an opinion on the matters set forth below. In all examinations of documents we have assumed the genuineness of all signatures appearing on such documents, the genuineness and authenticity of all original documents and the conformity to authentic original documents of all copies.

On the basis of the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the Commonwealth of Pennsylvania and our opinion herein is limited to the Delaware General Corporation Law and the federal laws of the United States of America, to the extent applicable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

ECKERT SEAMANS CHERIN & MELLOTT, LLC


By:      /s/   John G. Chou
               ---------------------------------
               John G. Chou